Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Macy’s, Inc.:

We consent to the use of our reports dated March 25, 2022, with respect to the consolidated financial statements of Macy’s, Inc, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Cincinnati, Ohio

May 24, 2022